Exhibit 10.1

TERMINATION OF MANAGEMENT RIGHTS AGREEMENT

Central Valley Community Bancorp
7100 North Financial Drive
Suite 101
Fresno, CA 93720

Re: Board Observation Rights / Management Rights

Gentlemen:

This letter will confirm the agreement by Central Valley Community Bancorp (the “Company”), and Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (each a “Fund”) respecting the Management Rights Agreement (“Management Rights Agreement”) entered into by and among the parties on December 22, 2009. The Company and the Funds entered into the Management Rights Agreement in connection with the Stock Purchase Agreement dated December 22, 2009 (“Stock Purchase Agreement”), under which the Funds acquired shares of the Company’s common stock and securities convertible into the Company’s common stock, representing at that time beneficial ownership of more than 10% of the Company’s outstanding common stock.

As a result of transactions undertaken by the Company and by the Funds since 2009, the aggregate shareholdings of the Funds at the date of this letter consist of 1,039,062 shares of the Company’s common stock, representing approximately 9.5% of the Company’s common stock.

Except as expressly identified herein, the Company and the Funds hereby agree to terminate the Management Rights Agreement, effective as of the date all parties have executed this letter.

Notwithstanding the foregoing, the agreement by the Funds to maintain the confidence of any Company information provided to either Fund under the Management Rights Agreement shall continue in force.

Within ten (10) days following the effective date of this letter, the Company shall, in accordance with the provisions of Section 5.10 of the Stock Purchase Agreement (other than the deadline for filing), cause a Registration Statement to be filed with the SEC covering all unregistered shares of Company common stock held by the Funds as of the date hereof. All other provisions of the Stock Purchase Agreement remain in full force and effect in accordance with the terms thereof.

The Company hereby confirms to the Funds that upon effectiveness of this letter, it will no longer consider the Funds to be “affiliates” of the Company for purposes of the federal securities laws, provided that the Funds’ aggregate ownership of the Company’s common stock does not again represent 10% or more of the Company’s outstanding common stock. The Company will promptly direct its transfer agent to remove all restrictive legends from certificates representing shares of common stock held by the Funds at the earliest possible date. The Company cannot

# 2086381 v. 3

Exhibit 10.1

guarantee the transfer agent’s performance, but the Funds and the Company shall use their respective best efforts to ensure such legends are removed by not later than 90 days after the effective date of this agreement.

IN WITNESS WHEREOF, this letter agreement has been duly executed by the parties set forth below as of the date written above.

CENTRAL VALLEY COMMUNITY BANCORP

By: /s/Daniel N. Cunningham
Name: Daniel N. Cunningham
Title:     Chairman of the Board
Date: May 22, 2014

PATRIOT FINANCIAL PARTNERS, L.P.
By: Patriot Financial Partners GP, L.P., its general partner
By: Patriot Financial Partners GP, LLC, its general partner

By:    /s/James J. Lynch
Name: James J. Lynch
Title:    Managing Partner
Date:     May 22, 2014

PATRIOT FINANCIAL PARTNERS PARALLEL, L.P.
By: Patriot Financial Partners GP, L.P., its general partner
By: Patriot Financial Partners GP, LLC, its general partner

By:     /s/James J. Lynch
Name:    James J. Lynch
Title:    Managing Partner
Date:    May 22, 2014

# 2086381 v. 3